Exhibit 99.1

FuelCell Energy Secures $87MM in Project Financing

Led by Investec Bank plc; New Capital to Support Accelerated Commercialization of Hydrogen Fuel Cell Technologies

DANBURY, CT, May 25, 2023, – FuelCell Energy, Inc., (Nasdaq: FCEL) today announced that it has entered into an $87 million non-recourse project financing facility. In addition to diversifying the Company’s access to capital, the proceeds from this facility were used to repay some of the Company’s existing indebtedness and may be used to accelerate commercialization of its hydrogen fuel cell technologies, strategic initiatives, and for other general corporate purposes.

The multi-bank term facility includes Investec Bank plc as Coordinating Lead Arranger and Sole Bookrunner, Bank of Montreal as Mandated Lead Arranger, together with Liberty Bank as Depositary Agent and Lender along with Connecticut Green Bank and Amalgamated Bank as lenders. The 7-year term financing package comprises an $80.5 million term loan and a $6.5 million Debt Service Reserve Letter of Credit for a portfolio of six operating assets.

“At Investec, we have led more than $10 billion in energy and infrastructure project financings over the past five years and this successful closing for FuelCell Energy evidences our continued commitment to help decarbonize the U.S. economy. We believe this financing strategy is ideal for FuelCell Energy, allowing the company to diversify its capital stack as well as access term project capital to support the growth of its business and operations of its existing assets,” said Fred Petit, Co-Head of Investec’s North American Power & Infrastructure Group.

“This facility enables FuelCell Energy to execute a more efficient financing structure by sensibly leveraging a portfolio of long-term contracted operating assets supported by investment-grade counterparties while attracting a diverse group of lenders and bringing material incremental cash back to FuelCell Energy. We are very pleased to have participation across this expanded bank group.” said Michael Bishop, EVP and CFO of FuelCell Energy. “The 7-year term allows the Company to navigate the current volatility in the fixed income markets and secure project financing at competitive pricing. FuelCell Energy is always looking to diversify our sources of capital while partnering with world class financial institutions such as those represented in this non-recourse facility,” added Mr. Bishop.

Proceeds to the Company following repayment of existing project debt were approximately $46.1 million of unrestricted cash and $14.5 million of restricted cash to fund performance reserves.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. It collectively holds more than 450 fuel cell technology patents in the United States and globally. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. The Company’s solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe.

About Investec

Investec Power and Infrastructure Finance is part of a strong global franchise, with teams across the US, UK, Europe, South Africa and India. Investec partners with private, institutional, and corporate clients, offering international banking, investments, and wealth management services in two principal markets, South Africa, and the UK, as well as certain other countries. The Group was established in 1974 and currently has 8,300+ employees. Investec has a dual listed company structure with primary listings on the London and Johannesburg Stock Exchanges.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or the Company’s future performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, the Company’s plans and expectations regarding future use of proceeds from financing activities. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022. The forward-looking statements contained herein speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.